EXHIBIT 10.1

EXECUTION VERSION
AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of October 14, 2015 by and among Hardinge Inc., a New York corporation (the “Company”), Privet Fund LP, a Delaware limited partnership, and Privet Fund Management, LLC, a Delaware limited liability company (collectively, “Privet”) (each of the Company and Privet, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Privet have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date hereof, Privet is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 964,040 shares (the “Shares”), or approximately 7.5%, of the Common Stock issued and outstanding on the date hereof; and
WHEREAS, as of the date hereof, the Company and Privet have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.    Nomination and Election of Directors; Board Committees and Related Agreements.

(a)Nomination and Election of Directors. Immediately after the execution of this Agreement, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to (1) set the size of the Board at eight (8) members and (2) appoint Benjamin Rosenzweig (the “Privet Nominee”) as a director of the Company. The Privet Nominee shall be nominated to stand for election at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) as a Class III director with a term expiring at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”). After the appointment of the Privet Nominee in accordance with this Section 1(a) and before the appointment of the Additional Independent Nominee (as defined below) in accordance with Section 1(a)(i), the Board and all applicable committees and subcommittees of the Board shall not (i) increase the size of the Board to more than eight (8) directors or (ii) seek to change the classes on which the Board members serve, in each case without the prior written consent of Privet.

(i)So long as Privet’s aggregate beneficial ownership of Common Stock is in excess of the Minimum Ownership Threshold (as defined below), commencing on the earliest of (1) March 1, 2016 and (2) the date upon which the Company publicly announces that the Board has terminated that certain strategic review process announced on August 24, 2015, the Company and Privet will mutually and promptly seek to identify a new director who qualifies as “independent” pursuant to the Securities and Exchange Commission and NASDAQ listing standards to serve as a Class II director with a term expiring at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”) or expiring at the annual meeting of stockholders in 2020, as applicable (such director, the “Additional Independent Nominee” and together with the Privet Nominee, the “New Nominees”). The search process for the Additional Independent Nominee shall be conducted by the Nominating and Governance Committee, which shall give due consideration to any candidate suggested by Privet. After the Nominating and Governance Committee and Privet jointly recommend an Additional Independent Nominee to the Board, the Board shall vote on the appointment of such Additional Independent Nominee to the Board. In connection with any such appointment to the Board, the Board shall take all necessary actions to (1) set the size of the Board at nine (9) members and (2) appoint, as soon as practicable, the Additional Independent Nominee (who, upon election at an annual meeting of stockholders, will be a Class II director with a term expiring at the 2017 Annual Meeting or expiring at the annual meeting of stockholders in 2020, as applicable). After the appointment of the Additional Independent Nominee in accordance with this Section 1(a)(i) and until the size of the Board is set at eight (8) members in accordance with Section 1(a)(ii), the Board and all applicable committees and subcommittees of the Board shall not (i) increase the size of the Board to more than nine (9) directors or (ii) seek to change the classes on which the Board members serve, in each case without the prior written consent of Privet.

(ii)Not later than the 2017 Annual Meeting, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to set the size of the Board at eight (8) members (subject to further increase or decrease by the Board after the 2017 Annual Meeting), provided, that in doing so, none of the New Nominees (or any Replacement Privet Director, if applicable) shall be required to resign as a director.

(iii)Prior to the mailing of its definitive proxy statement for the 2016 Annual Meeting, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to nominate the Privet Nominee for election to the Board at the 2016 Annual Meeting as a Class III director with a term expiring at the 2018 Annual Meeting. If the Additional Independent Nominee is identified and approved by the Board in accordance with Section 1(a)(i) prior to the mailing of the Company’s definitive proxy statement for the 2016 Annual Meeting, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to nominate the Additional Independent Nominee for election to the Board at the 2016 Annual Meeting as a Class II director with a term expiring at the 2017 Annual Meeting. The Company will recommend, support and solicit proxies for the election of the Privet Nominee (or a Privet Replacement Director (as defined below), if applicable), and the Additional Independent Nominee, if applicable, at the 2016 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2016 Annual Meeting.

(iv)If the Privet Nominee (or any Privet Replacement Director) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the 2017 Annual Meeting, and at such time Privet beneficially owns in the aggregate at least the lesser of five percent (5.0%) of the Company’s then outstanding Common Stock and 641,835 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Privet shall have the ability to recommend a substitute person(s) in accordance with this Section 1(a)(iv) (any such replacement nominee shall be referred to as the “Privet Replacement Director”). Any Privet Replacement Director recommended by Privet must qualify as “independent” pursuant to the Securities and Exchange Commission and NASDAQ listing standards. The Nominating and Governance Committee shall make its determination and recommendation regarding whether such person so qualifies as independent within five (5) business days after (i) such nominee has submitted to the Company the documentation required by Section 1(b)(v) herein and (ii) representatives of the Company’s Board have conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated in this section as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within twenty (20) business days, after Privet’s submission of such nominee. In the event the Nominating and Governance Committee does not accept a substitute person recommended by Privet as the Privet Replacement Director as a result of such person not so qualifying as independent, Privet shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Privet Replacement Director nominee by the Nominating and Governance Committee, the Board shall vote on the appointment of such Privet Replacement Director to the Board no later than five (5) business days after the Nominating and Governance Committee recommendation of such Privet Replacement Director; provided, however, that if the Board does not elect such Privet Replacement Director to the Board as a result of such person not meeting the independence standards described above, the Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Privet Replacement Director is elected to the Board. Any Privet Replacement Director designated pursuant to this Section 1(a)(iv) replacing the Privet Nominee prior to the 2016 Annual Meeting shall stand for election at the 2016 Annual Meeting as a Class III director with a term expiring at the 2018 Annual Meeting. If at any time Privet’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold, the right of Privet pursuant to this Section 1(a)(iv) to participate in the recommendation of a Privet Replacement Director to fill the vacancy caused by any such resignation of the Privet Nominee or any Privet Replacement Director shall automatically terminate.

Notwithstanding the foregoing, in the event that Privet fails to comply with its obligations in Section 1(b)(iii) prior to the 2016 Annual Meeting, the Company shall not be required to nominate, recommend, support or solicit proxies for the election of the Privet Nominee or any Privet Replacement Director for election to the Board at the 2016 Annual Meeting.

(v)During the Standstill Period (as defined below), the Company shall not amend its By-Laws (as defined below) in any manner relating to the nomination, election, or qualification of the members of the Board, or implement any other restriction with respect thereto, without the prior written consent of Privet.

(b)Additional Agreements.

(i)Privet agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)Upon execution of this Agreement, Privet hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (1) nominate or recommend for nomination any person for election at the 2016 Annual Meeting, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2016 Annual Meeting, directly or indirectly. Privet shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(b)(ii), provided, however, that the foregoing shall not be deemed to limit the exercise by the New Nominees (or any Privet Replacement Directors) of their fiduciary duties and such exercise by such individuals shall not be a breach of this Agreement.

(iii)Privet agrees that it will (1) continue to have the right to vote all of the Shares held as of the date hereof through the 2016 Annual Meeting and (2) appear in person or by proxy at the 2016 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by Privet at the meeting (x) in favor of the slate of directors recommended by the Board, (y) in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and (z) in accordance with the Board’s recommendation with respect to the advisory vote on executive compensation.

(iv)Concurrently with the execution of this Agreement, Privet has delivered to the Company an irrevocable resignation letter pursuant to which the Privet Nominee shall resign from the Board and all applicable committees and subcommittees thereof if at any time Privet’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold or if this Agreement is terminated pursuant to Section 5(b). In addition, prior to the appointment of any Privet Replacement Director to the Board pursuant to Section 1(a)(iv), Privet agrees to obtain from such Privet Replacement Director and deliver to the Company an irrevocable resignation letter pursuant to which the Privet Replacement Director shall resign from the Board and all applicable committees and subcommittees thereof if at any time Privet’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold or if this Agreement is terminated pursuant to Section 5(b).

(v)Prior to the date of this Agreement, the Privet Nominee has submitted to the Company (x) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current directors in connection with the appointment or election of new Board members, (y) the information required pursuant to Section 5 of Article III of the Company’s By-Laws (the “By-Laws”) and (z) a written acknowledgment that the Privet Nominee agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company in existence and publicly available at

www.ir.hardinge.com/governance.cfm as of the date hereof. Any Privet Replacement Director will also promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company (a) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current directors in connection with the appointment or election of new Board members, (b) the information required pursuant to Section 5 of Article III of the By-Laws and (c) a written acknowledgment that the Privet Replacement Director agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company in existence and publicly available at www.ir.hardinge.com/governance.cfm as of the date of such director’s appointment to the Board .

(vi)Privet agrees that the Board or any committee or subcommittees thereof, in the exercise of its fiduciary duties, may recuse the Privet Nominee (or any Privet Replacement Director, if applicable) from the portion of any Board or committee or subcommittee meeting at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) the ownership of Shares by Privet, (ii) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (iii) any action taken in response to actions taken or proposed by Privet or its Affiliates with respect to the Company or (iv) any transaction proposed by, or with, Privet or its Affiliates.

(vii) Notwithstanding the foregoing, Privet’s obligations pursuant to Section 1 and Section 2 hereof are subject to the Company’s compliance with its obligations in Section 1(a) and Section 1(c) hereof. In the event that the Company fails to comply with its obligations in Section 1(a) and Section 1(c) hereof, Privet shall not be required to comply with Section 1(b) and Section 2 hereof.

(viii)Privet agrees that the Privet Nominee’s compensation as a non-employee director for 2015 will be pro-rated based on the date of the Privet Nominee’s commencement of services as a director.

(c)Strategic Alternatives Matters. Subject to applicable laws and regulations, if the Board establishes a special committee of the Board to oversee that certain strategic review process announced on August 24, 2015 (the “Special Committee”), the Board and all applicable committees and subcommittees of the Board shall take all actions necessary to ensure that during the Standstill Period, the members of the Special Committee include the Privet Nominee (or any Privet Replacement Director, if applicable). In addition, during the Standstill Period, any meeting of the Board regarding such strategic review process shall conclude with an executive session of the independent directors unless such session is waived by all of the independent directors.

2.    Standstill Provisions.

(a)Privet agrees that from the date of this Agreement until the earlier of (x) immediately following the certification of the voting results from the 2016 Annual Meeting and (y) the termination of this Agreement in accordance with its terms (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)advise, knowingly encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1, or seek to do so;

(iii)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Affiliates or Associates of Privet and otherwise in accordance with this Agreement;

(iv)seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

(v)seek or knowingly encourage any person to submit nominations in furtherance of a “contested solicitation” or take other applicable action for the election or removal of directors with respect to the Company;

(vi)form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to any Common Stock or take any other action that would divest Privet of the ability to vote or cause to be voted its shares of Common Stock in accordance with this Agreement;

(vii)act alone or in concert with others to control or seek to control the management or the Board (excluding actions (A) specifically contemplated in Section 1 and (B) taken by the Privet Nominee (or Privet Replacement Director, if applicable) in his or her capacity as a director of the Company);

(viii)with respect to the Company or the Common Stock, make any communication or announcement (other than in the ordinary course of its business on a confidential basis to their investors) stating how its shares of Common Stock will be voted, or the reasons therefor or otherwise communicate pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(ix)enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing;

(x)make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets (including with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company) or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(xi)purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, if, in any such case immediately after the taking of such action, Privet together with its Affiliates and Associates would, in the aggregate, beneficially own 15% or more of the then outstanding shares of Common Stock;

(xii)otherwise take, or solicit, cause or knowingly encourage others to take, any action inconsistent with any of the foregoing; or

(xiii)take any action challenging the validity or enforceability of this Section 2 or this Agreement, or request the Company or Board to amend or waive any provision of this Section 2 (provided, that Privet may make confidential requests to the Board to amend or waive any provision of this Section 2, which the Board (excluding the New Nominees (and Privet Replacement Director, if applicable)) may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by Privet and is made by Privet in a manner that does not require the public disclosure thereof by the Company, Privet or any other person).

(b)Except as expressly provided in Section 1 or Section 2(a), Privet shall be entitled to vote the Shares on any other proposal duly brought before the 2016 Annual Meeting or otherwise vote as Privet determines in its sole discretion.

3.    Representations and Warranties of the Company.
The Company represents and warrants to Privet that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.Representations and Warranties of Privet.
Privet represents and warrants to the Company that (a) the authorized signatory of Privet set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Privet thereto, (b) this Agreement has been duly authorized, executed and delivered by Privet, and is a valid and binding obligation of Privet, enforceable against Privet in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Privet as currently in effect, (d) the execution, delivery and performance of this Agreement by Privet does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Privet, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Privet is a party or by which it is bound, (e) as of the date of this Agreement, Privet is deemed to beneficially own in the aggregate 964,040 shares of Common Stock, (f) as of the date hereof, Privet does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) any Additional Independent Nominee will be independent of Privet, (h) Privet has not, directly or indirectly, compensated or agreed to, and will not, compensate the New Nominees (or any Privet Replacement Director, as applicable) for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, other than any performance-based compensation tied to Privet’s investments, and (i) no person other than Privet has any rights with respect to the Shares.

5.Termination.
This Agreement shall remain in full force and effect until the earliest of:
(a)     the certification of the voting results of the 2017 Annual Meeting;
(b)    the Company, the Board or Privet materially breaches an obligation under this Agreement, provided that the non-breaching party elects to terminate this Agreement and, if such breach is curable, such non-breaching party has provided written notice of such breach (which notice shall specify in reasonable detail the facts and circumstances surrounding such breach) and such breach has not been cured within a ten (10) day period; provided, that if this Agreement is terminated pursuant to this Section 5(b) as a result of an uncured breach by Privet, the Privet Nominee (or the Privet Replacement Director, if applicable) agree to, and Privet agrees to cause the Privet Nominee (or the Privet Replacement Director, if applicable) to, promptly resign from the Board; or
(c)    such other date established by mutual written agreement of the Parties hereto.

6.Press Release.
Promptly following the execution of this Agreement, the Company and Privet shall jointly issue a mutually agreeable press release, in substantially the form attached hereto as Annex A (the “Mutual Press Release”), announcing certain terms of this Agreement. Prior to the issuance of the Mutual Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee or subcommittee thereof) nor Privet shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party, other than a Form 8-K to be filed by the Company and an amendment to its Schedule 13D to be filed by Privet. During the Standstill Period, neither the Company nor Privet or the Privet Nominee shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

7.Specific Performance.
Each of Privet, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Privet, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.Expenses.
The Company shall reimburse Privet for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred through the date of this Agreement in connection with the negotiation and execution of this Agreement, provided, that such reimbursement shall not exceed $35,000 in the aggregate.

9.Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company: Hardinge Inc.
1 Hardinge Drive
Elmira, NY 14902
Attention: Richard Simons
Telephone: (607) 378-4107
Facsimile: (607) 734-2353
Email: Rick.Simons@hardinge.com
With copies (which shall not constitute notice) to:Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Richard J. Grossman
Telephone: (212) 735-2116
Facsimile: (917) 777-2116
Email: Richard.Grossman@skadden.com

If to Privet:	Privet Fund Management LLC
79 West Paces Ferry Rd
Suite 200B
Atlanta, GA 30305
Attention: Benjamin Rosenzweig
Telephone: (404) 419-2670
Facsimile: (678) 999-5908

With a copy (which shall not constitute notice) to: Bryan Cave LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, NW
Atlanta, GA 30309
Attention: Rick Miller
Telephone: (404) 572-6787
Facsimile: (404) 420-0787
Email: Rick.Miller@bryancave.com

11.Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the New York State Supreme Court and any state appellate court therefrom within the State of New York (or, if the New York State Supreme Court declines to accept jurisdiction over a particular matter, any federal court located in New York, New York). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13.Mutual Non-Disparagement.
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This Section shall not limit the power of any director of the Company to act in accordance with applicable law; provided, however, that the Company shall be responsible for any such action by a director other than the Privet Nominee (and any Privet Replacement Director, if applicable) that would otherwise be in violation of this Section 13; and provided, further, that Privet shall be responsible for any such action by the Privet Nominee (and any Privet Replacement Director, if applicable) that would otherwise be in violation of this Section 13.

14.Confidentiality.
The Company hereby agrees that: (i) Benjamin Rosenzweig, if he wishes to do so, is permitted to and may provide confidential information to Privet and its controlled Affiliates provided that prior to providing any such confidential information, Benjamin Rosenzweig and the appropriate Privet entities execute a confidentiality agreement, in substantially the form attached hereto as Annex B (the “Confidentiality Agreement”), and (ii) the Company will execute and deliver the Confidentiality Agreement to Privet substantially contemporaneously with execution and delivery thereof by the other signatories thereto.

15.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.
This Agreement (and the Annexes) contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Privet. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Privet, the prior written consent of the Company, and with respect to the Company, the prior written consent of Privet. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

HARDINGE INC.
By:    __________________
Name:
Title:

[Signature Page to Agreement]

PRIVET FUND LP
By: Privet Fund Management LLC, its Managing Partner
By: __________________
Name: Ryan Levenson
Title: Sole Manager

PRIVET FUND MANAGEMENT LLC
By: __________________
Name: Ryan Levenson
Title: Sole Manager

[Signature Page to Agreement]